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As filed with the Securities and Exchange Commission on May 25, 2001.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

MATRIX PHARMACEUTICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	94-2957068
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

34700 Campus Drive
Fremont, California 94555
(510) 742-9900
(Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

Copies to:

MICHAEL D. CASEY	THOMAS E. SPARKS, JR., ESQ.
Chairman, President and Chief Executive Officer	KARLA W. FRANKLIN, ESQ.
Matrix Pharmaceutical, Inc.	ALAN G. SMITH, ESQ.
34700 Campus Drive	Pillsbury Winthrop LLP
Fremont, California 94555	P. O. Box 7880
(510) 742-9900	San Francisco, CA 94120-7880
(Name, address, including zip code, and telephone	(415) 983-1000
number, including area code, of agent for service)

   Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement as determined by the Selling Stockholder.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: /x/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock, par value $0.01(2)

Preferred Stock(3)

Warrants(4)

Total	$30,000,000	100%	(5)	$7,500

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(2)
Subject to note (5) below, there are being registered hereunder an indeterminate number of shares of common stock as may be sold, from time to time, by us, including, without limitation, sales upon exercise of warrants. There are also being registered hereunder an indeterminate number of shares of common stock as shall be issuable upon conversion, redemption or exchange of preferred stock registered hereby.
(3)
Subject to note (5) below, there are registered hereunder an indeterminate number of shares of preferred stock as may be sold, from time to time, by the us, including sales upon exercise of warrants.
(4)
Subject to note (5) below, there are being registered hereunder an indeterminate amount and number of warrants, representing rights to purchase preferred stock and common stock.
(5)
In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this registration statement exceed $30,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

    The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated May 25, 2001

$30,000,000

MATRIX PHARMACEUTICAL, INC.
Common Stock, Preferred Stock,
Common Stock Warrants, and Preferred Stock Warrants

    This prospectus is part of a registration statement we filed with the Securities and Exchange Commission using a "shelf" registration process. This means we may directly or through agents, dealers or underwriters designated from time to time, or by third parties who have acquired securities of ours in private transactions or otherwise, or counterparties with whom we may enter into hedging transactions, sell from time to time up to $30,000,000 (or, if applicable, the equivalent thereof in other currencies) in the aggregate, subject to the limitations set forth below, of

  •
  shares of our common stock,

  •
  shares of our preferred stock, in one or more series,

  •
  options, warrants and other rights to purchase shares of our common stock or shares of our preferred stock

    We will circulate a prospectus supplement each time we plan to issue our common stock, preferred stock or options, warrants and other rights to purchase shares of our common stock or shares of our preferred stock.

    The prospectus supplement will inform you about the specific terms of that offering and also may add, update or change information contained in this prospectus.

    You should read this prospectus and any prospectus supplement carefully before you invest.

    Our common stock is listed on the Nasdaq National Market under the symbol "MATX." On May 23, 2001, the last reported sale price for our common stock on the Nasdaq National Market was $9.97 per share.

Investing in our securities involves risks. See "Risk Factors" beginning on page 11.

    Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is             , 2001

    Our common stock, preferred stock, common stock warrants, and preferred stock warrants are collectively referred to herein as the securities.

    We and third parties may sell the securities to or through underwriters, dealers or agents or directly to purchasers. See "Plan of Distribution." We reserve the sole right to accept and, together with our respective agents from time to time, to reject in whole or in part any proposed purchase of securities to be made directly or through agents. The accompanying prospectus supplement sets forth, among other things, the names of any underwriters, dealers or agents involved in the sale of the securities in respect of which this prospectus is being delivered, and any applicable fee, commission or discount arrangements with them.

    All specific terms of the offering and sale of securities, including the initial public offering price, aggregate amount, listing on any securities exchange or quotation system, risk factors and the agents, dealers or underwriters, if any, to be utilized in connection with the sale of the securities, will be set forth in an accompanying prospectus supplement. With respect to the preferred stock, the related prospectus supplement will set forth, among other things, the specific designation, rights, preferences, privileges and restrictions thereof, including dividend rate or rates (or method of ascertaining the same), dividend payment dates, voting rights, liquidation preference, and any conversion, exchange, redemption or sinking fund provisions. With respect to the common stock warrants and preferred stock warrants, the related prospectus supplement will contain, among other things, a description of the common stock or preferred stock, respectively for which each warrant will be exercisable and the exercise price, duration, detachability, call provisions and other principal terms of the warrants.

GENERAL DESCRIPTION OF SECURITIES AND RISK FACTORS

    We may offer under this prospectus shares of our common stock or our preferred stock, common stock warrants, or preferred stock warrants. The aggregate offering price of securities offered by us under this prospectus will not exceed $30,000,000 (or the equivalent thereof in other currencies). Certain of the securities to be offered hereby themselves involve a high degree of risk. Such risks will be set forth in the prospectus supplement relating to the security. In addition, certain risk factors relating to our business are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, beginning on page 14 under the heading "Risk Factors."

DESCRIPTION OF OUR COMMON STOCK

General

    Under our Amended and Restated Certificate of Incorporation, or, the Certificate of Incorporation, we are authorized to issue up to 60,000,000 shares of common stock. The common stock is not redeemable, does not have any conversion rights and is not subject to call. Holders of shares of common stock have no preemptive rights to maintain their percentage of ownership in future offerings or sales of our stock. Holders of shares of common stock have one vote per share in all elections of directors and on all other matters submitted to a vote of our stockholders. The holders of common stock are entitled to receive dividends, if any, as and when declared from time to time by our Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of our affairs, the holders of common stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in our net assets available for distribution to holders of common stock. The shares of common stock currently outstanding are fully paid and nonassessable.

Certain Certificate of Incorporation Provisions

    Our current Certificate of Incorporation contains a few provisions intended to have, or to the knowledge of the Board of Directors having, an anti-takeover effect. The Certificate of Incorporation currently authorizes the issuance of 60,000,000 shares of common stock and 1,009,126 shares of preferred stock. We could issue this authorized and available common stock and preferred stock (within the limits imposed by applicable law and the rules of the Nasdaq National Market), generally without further stockholder approval, and use such stock to discourage a change in control of the company. For example, we could privately place shares with purchasers who might side with the Board of Directors in opposing a hostile takeover bid. In addition, shares of common stock and preferred stock may be issued in the event that the rights issued in connection with our Rights Plan described below are exercised.

Rights Agreement

    In April 1995, our Board of Directors declared a dividend of one preferred share purchase right, a right, for each outstanding share of our common stock. The dividend was payable on May 29, 1995, to the stockholders of record on that date, the record date. Each right entitles the registered holder to purchase from us one one-hundredth of a share of our series B junior participating preferred stock, par value $.01 per share, the preferred shares, at a price of $80.00 per one one-hundredth of a preferred share, subject to adjustment. The description and terms of the rights are set forth in a Rights Agreement dated as of May 18, 1995 between us and The First National Bank of Boston, as rights agent.

    Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons, an acquiring person, have acquired beneficial ownership of 20% or more of the outstanding common stock or (ii) 10 business days (or later date as may be determined by action of the Board of Directors prior to the time as any person becomes an acquiring person)

following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of such outstanding common stock (the earlier of these dates being called the distribution date), the rights are evidenced, with respect to any of the common stock certificates outstanding as of the record date, by such common stock certificate with a copy of a summary of rights attached thereto.

    The Rights Agreement provides that, until the distribution date, the rights will be transferred with and only with the common stock. Until the distribution date (or earlier redemption or expiration of the rights), new common stock certificates issued after the record date, upon transfer or new issuance of common stock will contain a notation incorporating the rights agreement by reference. Until the distribution date (or earlier redemption or expiration of the rights), the surrender for transfer of any certificates for common stock, outstanding as of the record date, even without such notation or a copy of the summary of rights, also constitutes the transfer of the rights associated with the common stock represented by such certificate. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the common stock as of the close of business on the distribution date and the separate right certificates alone will evidence the rights.

    The rights are not exercisable until the distribution date. The rights will expire at the close of business on May 28, 2005, unless extended or unless we redeem the rights at an earlier time.

    The purchase price payable, and the number of preferred shares or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred shares, (ii) upon the grant to holders of the preferred shares of certain rights or warrants to subscribe for or purchase preferred shares at a price, or securities convertible into preferred shares with a conversion price, less than the then current market price of the preferred shares or (iii) upon the distribution to holders of the preferred shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in preferred shares) or of subscription rights or warrants (other than those referred to above).

    The number of outstanding rights and the number of one one-hundredths of a preferred share issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the distribution date.

    Preferred shares purchasable upon exercise of the rights will not be redeemable. Each preferred share will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of the preferred shares will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each preferred share will have 100 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which common stock is exchanged, each preferred share will be entitled to receive 100 times the amount received per shares of common stock. These rights are protected by customary antidilution provisions.

    Because of the nature of the preferred shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a preferred share purchasable upon exercise of each right should approximate the value of one share of common stock.

    In the event that, after the rights become exercisable, we are acquired in a merger or other business combination transaction with an acquiring person or an affiliate thereof, or 50% or more of our consolidated assets or earning power are sold to an acquiring person or an affiliate thereof, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon exercise thereof at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right.

    In the event that any person or group of affiliated or associated persons becomes the beneficial owner of 20% or more of the outstanding common stock, proper provision shall be made so that each holder of a right, other than rights beneficially owned by the acquiring person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of common stock (or cash, other securities or property) having a market value of two times the exercise price of the right.

    At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding common stock and prior to the acquisition by such person or group of 50% or more of the outstanding common stock, our Board of Directors may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of common stock (or a fraction of a preferred share having equivalent market value) per right, subject to adjustment.

    At any time within 10 business days after a person or group of affiliated or associated persons acquire beneficial ownership of 20% or more of the outstanding common stock (unless the Board of Directors extends such 10-day period), our Board of Directors may redeem the rights in whole, but not in part, at a price of $.01 per right, upon the approval of a majority of the continuing directors. The redemption of the rights may be made effective at such time on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price. The rights are also redeemable under other circumstances as specified in the Rights Agreement.

    The terms of the rights may be amended by our Board of Directors without the consent of the holders of the rights upon the approval of a majority of the continuing directors, including an amendment to lower certain thresholds described above to not less than the greater of (i) any percentage greater than the largest percentage of the outstanding common stock then known to us to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%, except that from and after a distribution date no such amendment may adversely affect the interests of the holders of the rights.

    Until a right is exercised, the holder thereof, as such, will have no rights as our stockholder, including, without limitation, the right to vote or to receive dividends.

Listing

    Our common stock is listed on the Nasdaq National Market under the symbol "MATX."

DESCRIPTION OF OUR PREFERRED STOCK

    Under our Certificate of Incorporation, our Board of Directors may direct the issuance of up to 1,009,126 shares of preferred stock in one or more series and with rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, that may be fixed or designated by our Board of Directors from time to time pursuant to a certificate of designation without any further vote or action by our stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control. Preferred stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular series of preferred stock will be described in the prospectus supplement relating to that series. The description of preferred stock set forth below and the description of the terms of a particular series of preferred stock set forth in the related prospectus supplement do not purport to be complete and are qualified in their entirety by reference to the certificate of designation relating to that series. The related prospectus supplement will contain a description of certain United States Federal income tax consequences relating to the purchase and ownership of the series of preferred stock described in such prospectus supplement.

    The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to such series. A prospectus supplement relating to each series will specify the terms of the preferred stock as follows:

  (a)
  The maximum number of shares to constitute the series and the distinctive designation thereof;

  (b)
  The annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate, the conditions for payment of dividends, and whether dividends will be cumulative;

  (c)
  The price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends thereon that the holders of shares of the series shall be entitled to receive upon the redemption thereof;

  (d)
  The liquidation preference, if any, and any accumulated dividends thereon, that the holders of shares of the series shall be entitled to receive upon our liquidation, dissolution or winding up of our affairs;

  (e)
  Whether or not the shares of the series will be subject to operation of a retirement or sinking fund, and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series, and the terms and provisions relating to the operation of such fund;

  (f)
  The terms and conditions, if any, on which the shares of the series shall be convertible into or exchangeable for shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

  (g)
  The voting rights, if any, on the shares of the series; and

  (h)
  Any or all other preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof.

DESCRIPTION OF THE WARRANTS TO PURCHASE OUR COMMON STOCK
OR OUR PREFERRED STOCK

    The following statements with respect to the common stock warrants and preferred stock warrants, collectively, the stock warrants are summaries of, and subject to, the detailed provisions of a warrant agreement to be entered into by us and a warrant agent to be selected at the time of issue, which stock warrant agreement may include or incorporate by reference standard warrant provisions substantially in the form of the standard stock warrant provisions filed as an exhibit to the registration statement or other provisions set forth in the stock warrant agreement which will be filed as an exhibit to or incorporated by reference in the registration statement.

General

    The stock warrants may be issued under the stock warrant agreement independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such other securities. If stock warrants are offered, the related prospectus supplement will describe the terms of the stock warrants, including without limitation the following: (i) the offering price, if any; (ii) the designation and terms of the common stock or preferred stock purchasable upon exercise of the stock warrants; (iii) the number of shares of common stock or preferred stock purchasable upon exercise of one stock warrant and the initial price at which such shares may be purchased upon exercise; (iv) the date on which the right to exercise the stock warrants shall commence, the date on which such right shall expire and whether we have the ability to extend the exercise period; (v) federal income tax consequences; (vi) call provisions, if any; (vii) the currency, currencies or currency units in which the offering price, if any, and exercise price are payable; (viii) the antidilution provisions of the stock warrants; and (ix) any other terms of the stock warrants. The shares of common stock or preferred stock issuable upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be fully paid and nonassessable. If we maintain the ability to reduce the exercise price of any stock warrant and such right is triggered, we will comply with the federal securities laws, including Rule 13e-4 under the Exchange Act, to the extent applicable.

Exercise of stock warrants

    Stock warrants may be exercised in the manner set forth in the applicable prospectus supplement. Duly exercised stock warrants will be delivered to the transfer agent for the common stock or the preferred stock, as the case may be. Upon receipt thereof, the transfer agent shall deliver or cause to be delivered, to or upon the written order of the exercising warrantholder, the number of shares of common stock or preferred stock purchased. If fewer than all of the stock warrants held by a warrantholder are exercised, a new stock warrant representing the unexercised stock warrants shall be delivered to the exercising warrantholder.

Antidilution Provisions

    The exercise price payable and the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of each stock warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of common stock or preferred stock, respectively, or a combination, subdivision or reclassification of common stock or preferred stock, respectively. In lieu of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each stock warrant, we may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of the property in its entirety or substantially in its entirety, the holder of each outstanding stock warrant shall have the right upon the exercise thereof to the kind and number of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of common stock or preferred stock into which such stock warrants were exercisable immediately prior thereto.

No rights as Stockholders

    Holders of stock warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our stockholders.

RISK FACTORS

The Regulatory Approval Process is Expensive, Time Consuming, and Uncertain and May Prevent Us from Obtaining Required Approvals for the Commercialization of Our Products or May Negatively Impact the Ongoing Marketing of Approved Products.

    The pre-clinical and clinical testing, manufacturing, and marketing of our products are subject to extensive regulation by numerous governmental authorities in the United States and other countries, including the Food and Drug Administration, or FDA. Among other requirements, the FDA must approve our product candidates, manufacturing processes and production facilities before we may market our products in the United States. Similarly, a foreign governmental authority must typically approve the marketing of a product before that product's manufacturer can market it in a particular foreign country. We have only limited experience in submitting and pursuing regulatory applications. The process of obtaining FDA approvals can be costly, time-consuming and subject to unanticipated delays, and we can give no assurance that the FDA will grant us any approvals on a timely basis, or at all. We have no products approved by the FDA and we do not expect to achieve profitable operations unless our product candidates now under development receive FDA and foreign regulatory approval and are thereafter commercialized successfully.

    The process of obtaining FDA regulatory approval involves a number of steps that, taken together, may involve seven years or more from the initiation of clinical trials and require the expenditure of substantial resources. Among other requirements, this process requires that the product candidate undergo extensive pre-clinical and clinical testing to demonstrate its safety and efficacy for its intended uses. We must also file a New Drug Application, or NDA, requesting FDA approval. When a product contains more than one component that contributes to the product's effect, as do some of our current product candidates, the FDA may request that additional data be submitted in order to demonstrate the contribution of each such component to clinical efficacy. Further, when we submit an NDA, the FDA must review and interpret our analysis of the results of our clinical studies submitted as part of the NDA. An FDA interpretation may differ from our analysis and we cannot assure that the FDA will accept our data or our interpretation of that data. In addition, changes in applicable law or FDA policy during the period of product development and FDA regulatory review may result in the delay or rejection of our NDA. Any failure to obtain, or delay in obtaining, FDA approvals would harm our ability to market our proposed products. Moreover, even if FDA approval is granted, the approval may include significant limitations on indicated uses for which a product could be marketed.

    In addition, prior to approval of a product, the FDA must inspect and accept the product's manufacturing facilities as being in compliance with its current Good Manufacturing Practices, or GMP, regulations. We cannot assure that the FDA will accept our San Diego manufacturing facility, and failure to receive or maintain such acceptance would prevent us from successfully commercializing our products.

    Violations of regulatory requirements at any stage, including the pre-clinical and clinical testing process, the approval process or after approval, may result in adverse consequences, including the FDA's delay in approving or refusal to approve a product, withdrawal of an approved product from the market, and/or the imposition of criminal penalties against the manufacturer and/or the NDA holder. In addition, the subsequent discovery of previously unknown problems relating to a marketed product may result in restrictions on such product, manufacturer, or the NDA holder, including withdrawal of the product from the market. Also, new government requirements may be established that could delay or prevent regulatory approval of our products under development.

    In May 1999, IntraDose received Fast-Track designation. Fast-Track designation allows the submission of portions of the NDA as sections are completed. During 2000, IntraDose received Orphan Drug status for recurrent or refractory head and neck cancer. Fast-Track designation and Orphan Drug status does not imply any greater or lesser likelihood of a favorable or timely review of the complete NDA.

    In January 2001, the Company announced that it completed its submission to the FDA of its NDA for IntraDose. In March 2001, the FDA accepted the submission for filing and designated the IntraDose application for standard review. According to the published performance goals and procedures of the FDA Center for Drug Evaluation and Research, the goal of the FDA is to complete standard reviews on NDA submission in 2001 within 12 months. Acceptance of the submission by the FDA does not imply that the FDA will review the product in a timely manner or approve the product.

    The processes required by European regulatory authorities before our product candidates can be marketed in Western Europe are similar to those in the United States. We must first complete appropriate pre-clinical laboratory and animal tests as well as analytical product quality tests and then submit a clinical trial exemption or similar documentation before we can initiate human clinical trials. Upon completion of adequate and well-controlled clinical trials in humans that establish that the drug is safe and efficacious, we must obtain regulatory approval to market the drug product from the relevant regulatory authorities.

Clinical Trials Required By the FDA and Other Regulatory Agencies Can Be Lengthy, Expensive and May Not Provide Positive Results.

    We have conducted and plan to continue to undertake extensive and costly clinical testing to assess the safety and efficacy of our potential products. If we fail to comply with FDA regulations applicable to clinical testing it could result in delay, suspension, or cancellation of this testing, or refusal by the FDA to accept the results of this testing. In addition, the FDA or we may modify or suspend clinical trials at any time if the FDA concludes that the subjects or patients participating in the trials are being exposed to unacceptable health risks. Further, we cannot assure that human clinical testing will show any current or future product candidate to be safe and effective or provide data suitable for submission to the FDA.

    We are currently conducting multiple clinical trials in the United States and certain foreign countries. The rate of completion of our clinical trials depends upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the study. We experienced slower than planned accrual of patients in two of our completed Phase III trials. Delays in completing enrollment in other clinical studies may result in increased costs and delays, which could harm our business. Generally, similar considerations apply to clinical testing that is subject to regulatory oversight by foreign authorities and/or that is intended to be used in connection with foreign marketing applications.

    Additionally, we extended enrollment in a Phase II IntraDose trial beyond the original number of patients planned for that study. Final study results may be different from the preliminary outcomes as more patients have been entered into the study and as patients are followed for a longer period of time.

We Have a History of Losses and Our Future Profitability Is Uncertain.

    We incorporated in 1985 and have experienced significant losses since that date. As of March 31, 2001, our accumulated deficit was $217,912,000. Our net loss for the years ended December 31, 2000, 1999, and 1998 was $23,321,000, $20,998,000 and $21,349,000, respectively. We have generated limited revenues from our products or product candidates and expect to incur significant additional losses over the next several years. In order to achieve a profitable level of operations, we must successfully develop products, obtain regulatory approvals for our products, enter into agreements for product commercialization outside the United States, and develop an effective sales and marketing organization in the United States. We cannot assure that we will complete our product development efforts, that we will obtain the required regulatory approvals, that we will manufacture or market any products successfully, or that we will achieve profitability.

We Will Require Additional Financing to Develop and Commercialize Our Products. Additional Financing May Not Be Readily Available.

    We have expended and will continue to expend substantial funds to complete the research and development of our product candidates. We may require additional funds for these purposes and for the establishment of sales and marketing functions through additional equity or debt financings, collaborative arrangements with corporate partners or from other sources. We cannot assure that such additional funds will be available on acceptable terms, if at all. Our failure to raise additional funds would require us to scale back or eliminate some or all of our research and development license programs to third parties of products or technologies that we would otherwise seek to develop ourselves. Based on our current operating plan, we believe that our existing capital resources will be adequate to satisfy our capital needs through 2002.

We Have Limited Sales and Marketing Experience, and if We Are Unable to Develop Our Own Sales and Marketing Capability, We May Be Unsuccessful in Commercializing Our Products.

    We intend to market and sell some of our product candidates, if successfully developed and approved, through our own dedicated sales force in the United States and through pharmaceutical licensees in Europe. We hope to have a partner in place in several European countries in approximately six to twelve months before pricing approval, although there is no assurance such a partner will be obtained. We cannot assure that we will be able to establish a successful direct sales organization or co-promotion or distribution arrangements. In addition, we cannot assure that we will be able to fund our marketing and sales expenses, some of which would be incurred before sales commence. If we fail to establish a marketing and sales capability in the United States or outside the United States, we will not be able to successfully commercialize our products.

We Have Limited Manufacturing Experience and May Not Be Able to Manufacture Products on a Commercial Scale.

    Our ability to conduct clinical trials on a timely basis, to obtain regulatory approvals and to commercialize our products will depend, in part, upon our ability to manufacture our products, either directly or through third parties, at a competitive cost and in accordance with applicable FDA and other regulatory requirements, including GMP regulations. We closed our manufacturing facilities in San Jose and Milpitas, California in March 1998 and transferred manufacturing personnel to a research and manufacturing facility in San Diego, California that we acquired in 1995 to meet our anticipated long-term commercial scale production requirements. We expect that the San Diego facility and contract manufacturers should provide sufficient production capacity to meet our clinical requirements. We cannot assure that we will be able to validate this facility in a timely manner or that this facility will be adequate for our long-term needs without delaying our ability to meet product demand or to manufacture in a cost-effective manner. We expect to continue to use selected contract manufacturers, in addition to our own manufacturing capability, for some or all of our product components. If we fail to establish additional manufacturing capacity on a timely basis we will not be able to successfully commercialize our products.

Our Dependence on Suppliers for Materials Could Impair Our Ability to Manufacture Our Products.

    Several of the materials used in our product candidates are available from a limited number of suppliers. These items, including collagen gel and various bulk drug substances, have generally been available to us on commercially reasonable terms. If our manufacturing facilities are not able to produce sufficient quantities of collagen gel in accordance with applicable regulations, we would have to obtain collagen gel from another source and gain regulatory approval for that source. We cannot assure that we would be able to locate an alternative, cost-effective and FDA approvable source of supply for collagen gel.

    We have negotiated and intend to continue to negotiate supply agreements, as appropriate, for the raw materials and components utilized in our products. Any interruption of supply could impair our ability to manufacture our products, complete clinical trials, or commercialize our products. In addition, the issuance in 1996 of a U.S. patent for cisplatin, a chemotherapeutic drug that is the active compound in our IntraDose Injectable Gel product, could limit our ability to commercialize this product in the United States, if the newly-issued patent were upheld, if IntraDose were found to infringe that patent, and if we were unable to obtain a license under that patent.

Our Patents and Proprietary Rights May Not Keep Us From Infringing the Rights of Others or May Not Prohibit Potential Competitors From Commercializing Products.

    Our success depends, in part, on our ability to obtain patent protection for our products and to preserve our trade secrets and operate without infringing on the proprietary rights of third parties. We have not conducted an exhaustive patent search and we cannot assure that patents do not exist or could not be filed, which would negatively affect our ability to market our products or maintain our competitive position with respect to our products. Additionally, our patents may not prevent others from developing competitive products using related technology. Further, other companies that obtain patents claiming products or processes useful to us may bring infringement actions against us. As a result, we may be required to obtain licenses from others to develop, manufacture or market our products. We cannot assure that we will be able to obtain any such licenses on commercially reasonable terms, if at all. We also rely on trade secrets and proprietary know-how that we seek to protect, in part, by confidentiality agreements with our employees, consultants, suppliers and licensees. We cannot assure that these third parties will not breach these agreements, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently developed by competitors.

    We cannot assure that the U.S. Patent and Trademark Office, or PTO, will approve our pending patent applications, or that any patent issued to, or licensed by us will provide protection that has commercial significance. In this regard, the patent position of pharmaceutical compounds and compositions is particularly uncertain. Even issued patents may later be modified or revoked by the PTO in proceedings instituted by others or us. In addition, we cannot assure that our patents will afford protection against competitors with similar compounds or technologies, that others will not obtain patents with claims similar to those covered by our patents or applications, or that the patents of others will not adversely affect our ability to conduct our business.

    In 1996, for instance, the PTO granted a composition-of-matter patent for the cytotoxic drug cisplatin in the United States, which patent was exclusively licensed to another pharmaceutical company. An earlier patent covering the use of cisplatin in treating cancer was also licensed to this company, but expired in December 1996. We believe, on advice of patent counsel, that our IntraDose product candidate, which contains cisplatin, does not infringe this new composition-of-matter patent. Moreover, the 7th U.S. District Court found the key claims of this new patent invalid in October 1999. The ruling was appealed, but on March 23, 2001, the District Court's action was upheld by the US Circuit Court of Appeals. If the Circuit Court's decision is appealed and overturned, and if IntraDose were found to infringe that upheld patent, we cannot assure that we would be able to obtain a license to the patent on commercially reasonable terms, if at all, in order to commercialize IntraDose in the United States.

    We believe that obtaining foreign patents may be more difficult than obtaining domestic patents because of differences in patent laws, and recognize that our patent position therefore may be stronger in the United States than abroad. In addition, the protection provided by foreign patents, once they are obtained, may be weaker than that provided by domestic patents.

Rapid Technological Change and Substantial Competition May Impair Our Business.

    The pharmaceutical industry is subject to rapid and substantial technological change. Technological competition in the industry from pharmaceutical and biotechnology companies, universities, governmental entities and others diversifying into the field is intense and is expected to increase. Most of these entities have significantly greater research and development capabilities, as well as substantially more marketing, financial and managerial resources than us, and represent significant competition for us. Acquisitions of, or investments in, competing biotechnology companies by large pharmaceutical companies could increase these competitors' financial, marketing and other resources. We cannot assure that developments by others will not render our products or technologies noncompetitive or that we will be able to keep pace with technological developments. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. Some of these products may have an entirely different approach or means of accomplishing similar therapeutic endpoints than products that we are developing. These competing products may be more effective and less costly than the products that we are developing. In addition, conventional drug therapy, surgery and other more familiar treatments and modalities will compete with our products.

    Any product that we successfully develop and for which we gain regulatory approval must then compete for market acceptance and market share. Accordingly, important competitive factors, in addition to completion of clinical testing and the receipt of regulatory approval, will include product efficacy, safety, timing and scope of regulatory approvals, availability of supply, marketing and sales capability, reimbursement coverage, pricing and patent protection.

Healthcare Reform and Restrictions on Reimbursement May Limit Our Returns on Our Products.

    The continuing efforts of governmental and third party payers to contain or reduce the costs of health care through various means may affect the future revenues, profitability, and availability of capital for biopharmaceutical companies. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been, and we expect that there will continue to be, a number of federal and state proposals to implement similar government control. Specific legislation is currently being reviewed concerning the reimbursement of oncology drugs. While we cannot predict whether any such legislative or regulatory proposals will be adopted, the announcement or adoption of such proposals could negatively affect our prospects.

    Our ability to commercialize our products successfully will depend, in part, on the extent to which appropriate oncology-related reimbursement levels for the cost of such products and related treatment are obtained from government authorities, private health insurers and other organizations, such as health maintenance organizations, or HMOs. Third-party payers are increasingly challenging the prices charged for medical products and services. Also, the trend towards managed health care in the United States and the concurrent growth of organizations like HMOs, which could control or significantly influence the purchase of health care services and products, as well as legislative proposals to reform health care or reduce government insurance programs, may limit prices we can charge for our products. The cost containment measures that health care payers and providers are instituting and the effect of any health care reform could impair our ability to sell our products and may negatively affect our business.

If We Lose Qualified Management and Scientific Personnel or Are Unable to Attract and Retain Such Personnel, We May Be Unable to Successfully Develop Our Products or We May Be Significantly Delayed in Developing Our Products.

    Because of the specialized nature of our business, our ability to maintain our competitive position depends on our ability to attract and retain qualified management and scientific personnel. We operate in geographical areas where competition for such critical resources is intense, time consuming and expensive. We cannot assure that we will be able to continue to attract or retain such persons.

We May Have Significant Product Liability Exposure.

    We face an inherent business risk of exposure to product liability and other claims, in the event that the use of products during research or commercialization is alleged to have resulted in adverse effects. While we will continue to take precautions, we may not avoid significant product liability exposure. Although we maintain product liability insurance for clinical studies and contract service activities, this coverage may not be adequate. We may not be able to obtain adequate insurance coverage for future clinical or commercial activities at all, or at an acceptable cost. If we are sued for any injury caused by our technology or products, our liability could exceed our assets.

We Use Hazardous Materials in Our Business. Any Claims Relating to Improper Handling, Storage or Disposal Could Be Time Consuming and Costly.

    Our research and development involves the controlled use of hazardous materials, such as cytotoxic drugs, other toxic and carcinogenic chemicals and various radioactive compounds. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of this type of accident, we could be held liable for any resulting damages, and any such liability could be extensive. We are also subject to substantial regulation relating to occupational health and safety, environmental protection, hazardous substance control, and waste management and disposal. If we fail to comply with such regulations, we could be subject to, among other things, fines and criminal liability.

    Certain chemotherapeutic agents that we employ in our aqueous-based protein systems, Anhydrous Delivery Vehicles, and regional delivery technology are known to have toxic side effects, particularly when used in traditional methods of administration. Each product incorporating a chemotherapeutic agent will require separate FDA approval as a new drug, under the procedures specified above. Bovine collagen is a significant component of our protein matrix. Two rare autoimmune connective tissue conditions, polymyositis and dermatomyositis, have been alleged to occur with increased frequency in patients who have received cosmetic collagen treatments. Based upon the occurrence of these conditions, the FDA requested a major manufacturer of bovine collagen products for cosmetic applications to investigate the safety of such uses of its collagen. In October 1991, an expert panel convened by the FDA to examine this issue found no statistically significant relationships between injectable collagen and the occurrence of autoimmune disease, but noted that certain limitations in the available data made it difficult to establish a statistically significant association.

    In addition, bovine-sourced materials are of some concern because of potential transmission of Bovine Spongiform Encephalopathy, or BSE. We have taken precautions to minimize the risk of contamination of our collagen with BSE-causing agents, including the use of United States-sourced hides. The Committee for Proprietary Medicinal Products, a steering committee of the European Medicines Evaluation Agency, has determined that materials made from bovine skin are unlikely to result in any risk of contamination, indicating minimal risk of transmission of BSE. In March 2001, the European Directorate for the Quality of Medicines issued a Certification of Suitability for the bovine-derived collagen used for the manufacture of our products. However, marketing issues exist for Europe because of high levels of concern by the public about BSE and should BSE spread to the U.S., such concerns might also arise in the U.S. We have developed a back-up plan using non-bovine derived collagen, but significant risks may exist for such a program since non-bovine sourced collagen has not been tested on humans, and it would not be ready for marketing for several years.

Our Stock Price Could Continue to Be Volatile and Shareholders May Not Be Able to Resell Their Shares At or Above the Price They Paid for Them. Additionally, We Have Not Declared Any Dividends.

    The market price for our common stock has been highly volatile, and, in addition, the market for biopharmaceutical and biotechnology companies' securities has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies.

    The following factors, among others, could have significant impact on the market for our common stock:

  •
  Future announcements concerning us,

  •
  Future announcements concerning our competitors,

  •
  Future announcements concerning other biopharmaceutical products,

  •
  Governmental regulation,

  •
  Developments in patent or other proprietary rights,

  •
  Litigation or public concern as to the safety of products that we or others have developed,

  •
  Changes or announcements of changes in reimbursement policies,

  •
  Period to period fluctuations in our operating results,

  •
  Changes in estimates of our performance by securities analysts, and

  •
  General market conditions.

    We have not paid any cash dividends on our common stock and do not anticipate paying any dividends in the foreseeable future.

Our Anti-Takeover Provisions Could Discourage Potential Takeover Attempts.

    Some of the provisions of our Certificate of Incorporation and Bylaws may make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of us. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Our Board of Directors has the authority to issue shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions of those shares without any further vote or action by the stockholders.

    The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Some of the provisions of Delaware law applicable to us could also delay or make more difficult a merger, tender offer or proxy contest involving us, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless specific conditions are met.

We May Experience Power Blackouts And Higher Electricity Prices As A Result Of California's Current Energy Crisis, Which Could Disrupt Our Operations And Increase Our Expenses.

    California is in the midst of an energy crisis that could disrupt our operations and increase our expenses. We rely on the major Northern California public utility, Pacific Gas & Electric Company, or PG&E, to supply electric power to our facilities in Northern California. Due to problems associated with the de-regulation of the power industry in California and shortages in wholesale electricity supplies, customers of PG&E have been faced with increased electricity prices, power shortages and, in some cases, rolling blackouts. If blackouts interrupt our power supply, we may be unable temporarily to continue operations at our facilities. Any such interruption in our ability to continue operations at our facilities could delay our ability to develop or provide our products or services, which could damage our reputation and result in lost revenue, either of which could substantially harm our business and results of operations.

RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings. Earnings is the sum of pre-tax income or loss from continuing operations and fixed charges. Fixed charges is the sum of all interest, whether expensed or capitalized, amortization of debt issuance costs, discounts or premiums related to indebtedness and the estimated interest component of rental expense.

    The Company has a history of operating and net losses, and therefore no earnings have been available to cover fixed charges. Fixed charges, which consist of interest, whether expensed or capitalized, and the estimated interest component of rental expense, are as follows (in thousands):

Three Months ended March 31,	Year ended December 31,
2001	2000	1999	1998	1997	1996
$399	$1,845	$1,977	$2,066	$1,128	$1,383

ADDITIONAL OR UPDATED RISK FACTORS

    Prior to making an investment decision with respect to the securities offered hereby, prospective investors should also carefully consider any specific factors set forth under a caption "risk factors" in the applicable prospectus supplement, together with all of the other information appearing in this prospectus or the prospectus supplement or incorporated by reference into this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

    When used in this prospectus, the words "intends to," "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, some of which are beyond our control. For a discussion of some of these risks, see "Risk Factors." These forward-looking statements speak only as of the date of this prospectus. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained within this prospectus to reflect any change in our expectations with regard to those forward-looking statements or any change in events, conditions or circumstances on which any such statement is based.

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. This information can be (1) read and copied at the public reference facilities maintained by the

SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C., and at the SEC's Chicago Regional Office, 500 West Madison Street, Chicago, Illinois; and New York Regional Office, 7 World Trade Center, New York, New York and (2) accessed via a Web site maintained by the SEC (http://www.sec.gov). Copies of the material can also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

    This prospectus is a part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement. For more information about us and our securities, you should read the registration statement and its exhibits and schedules. Copies of the registration statement, including its exhibits may be obtained from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or may be examined without charge at the offices of the SEC.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 0-19750):

  (a)
  Our Annual Report on Form 10-K for the year ended December 31, 2000;

  (b)
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

  (c)
  The description of our common stock set forth in the registration statement on Form 8-A filed on December 19, 1991 together with amendments nos. one and two on Form 8, filed January 23, 1992 and January 27, 1992, respectively; and

  (d)
  The description of the preferred stock purchase rights for series B junior participating preferred stock, par value $0.01, set forth in the registration statement on Form 8-A filed on May 17, 1995.

    The reports and other documents that we file after the date of this prospectus will update and supercede the information in this prospectus.

    Upon written or oral request, we will provide without charge to each person to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference into this prospectus (other than exhibits to these documents unless the exhibits are specifically incorporated by reference into those documents). Requests should be submitted by telephone to (510) 742-9900 or in writing to attention Vice President, Finance, Matrix Pharmaceutical, Inc. at our principal executive offices, 34700 Campus Drive, Fremont, California 94555.

USE OF PROCEEDS

    The net proceeds are expected to be used to help fund the anticipated launch, if any, of IntraDose® (cisplatin/epinephrine) Injectible Gel, the potential acquisition of new products, capital expenditures and working capital needs. Before utilizing the funds in these areas, we will invest the net proceeds in interest-bearing securities.

INCOME TAX CONSIDERATIONS

    Each prospective purchaser should consult his or her own tax advisor with respect to the income tax issues and consequences of holding and disposing of the securities.

PLAN OF DISTRIBUTION

    We may, from time to time, sell securities (1) through underwriters or dealers, (2) directly to one or more purchasers, (3) through agents or (4) through a combination of any such methods of sale. A prospectus supplement will set forth the terms of the offering of the securities offered thereby, including the name or names of any underwriters, the purchase price of the securities, and the proceeds to us from the sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange or market on which the securities may be listed. Only underwriters so named in such prospectus supplement are deemed to be underwriters in connection with the securities offered thereby.

    If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    In connection with underwritten offerings of securities, certain underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the securities. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Exchange Act, pursuant to which such persons may bid for or purchase securities for the purposes of stabilizing their market price. The underwriters also may create a short position for their respective accounts by selling more securities in connection with this offering than they are committed to purchase from us, and in such case may purchase securities in the open market following completion of the offering to cover all or a portion of such short position. The underwriters may also cover all or a portion of such short position, up to a specified aggregate principal amount or number of securities, by exercising any underwriters' over-allotment option that may be applicable with respect to the particular underwritten offering. In addition, the managing underwriter for the particular offering, on behalf of the underwriters, may impose penalty bids under contractual arrangements between the underwriters whereby it may reclaim from an underwriter (or dealer participating in this offering) for the account of the underwriters, the selling concession with respect to securities that are distributed in the relevant offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if any are undertaken, they may be discounted at any time.

    Securities may also be sold directly by us or through agents designated by us from time to time. Any agent involved in the offering and sale of securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in the prospectus supplement. Unless otherwise indicated in the related prospectus supplement, any such agent will be acting on a best-efforts basis for the period of its appointment.

    Securities offered other than common stock may be a new issue of securities with no established trading market. Any underwriters to whom such securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any such securities.

    Agents and underwriters may be entitled under agreements entered into with us to indemnification by the us against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

    Sales of the securities may be effected by or for the account of one or more of the third parties from time to time in transactions (which may include block transactions) on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The third parties may effect such transactions by selling the securities directly to purchasers, acting as principals for their own accounts, or by selling their securities to or through broker-dealers acting as agents for the third parties, or to broker-dealers who may purchase securities as principals and thereafter sell such securities from time to time in transactions on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker-dealers engaged by third parties may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the third parties and/or the purchasers of the securities for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

    In connection with distributions of shares of common stock or otherwise, we may enter into hedging transactions with counterparties in connection with which such counterparties may sell shares of common stock registered hereunder in the course of hedging the positions they assume with us. Such counterparties may offer common stock through underwriters or dealers, directly to one or more purchasers, or through agents, and may effect sales in one or more transactions on the Nasdaq or in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. We will not receive any of the proceeds from the sale of common stock by counterparties. A counterparty may be deemed to be an "underwriter" within the meaning of the Securities Act, and any commission received by it and any profit on the resale of the common stock purchased by it may be deemed to be underwriting commissions or discounts under the Securities Act. We may agree to bear all expenses of registration of any common stock offered by counterparties and may indemnify such counterparties against certain civil liabilities, including certain liabilities under the Securities Act.

LEGAL MATTERS

    The validity of the issuance of the shares offered in this prospectus will be passed upon for us by Pillsbury Winthrop LLP, San Francisco, California. A partner of Pillsbury Winthrop LLP has been granted options to purchase 40,000 shares of our common stock.

EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    We have not authorized any dealer, salesperson or any other person to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or seek an offer to buy any shares in any jurisdiction where it is unlawful. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of the shares.

$30,000,000
Common Stock
Preferred Stock
Common Stock Warrants
Preferred Stock Warrants

MATRIX
PHARMACEUTICAL, INC.

PROSPECTUS

       , 2001

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

    The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee and the Nasdaq National Market listing fee.

Amount
SEC registration fee	$7,500.00
Accounting fees and expenses	25,000.00
Legal fees and expenses	50,000.00
Registrar and transfer agent's fees	10,000.00
NNM Listing Fees	17,500.00
Miscellaneous fees and expenses	5,000.00
Total	$115,000.00

Item 15. Indemnification of Directors and Officers

    Section 145 of the Delaware General Corporation Law (the "Delaware GCL") permits our board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of ours, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The Delaware GCL provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

    Article X of our Restated Certificate of Incorporation, as amended, and Article VII, Section 6 of our Bylaws, provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by law.

    In addition, we have entered into separate indemnification agreements with our directors and officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

II–1

Item 16. Exhibits

Exhibit Number		Description of Document
4.1	(1)	Specimen Common Stock Certificate.
4.2	(2)	Rights Agreement between the Company and the First National Bank of Boston dated May 18, 1995.
5.1		Opinion of Pillsbury Winthrop LLP regarding the legality of the securities being registered.
12.1		Computation of Ratio of Earnings to Fixed Charges.
23.1		Consent of independent public accountants.
23.2		Consent of Pillsbury Winthrop LLP (included in its opinion filed as Exhibit 5.1 to this registration statement).
24.1		Power of Attorney (see page II-3).

1.
Incorporated by reference to Exhibit No. 4.3 to the Company's Amendment No. 1 to the Registration Statement on Form S-1 dated January 23, 1992.

2.
Incorporated by reference to Exhibit No. 1 to the Company's Registration Statement on Form 8-A dated May 17, 1995.

Item 17. Undertakings

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    We hereby undertake:

      (1)  To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) to include any prospectus required by Section 10(a)(3) of the Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this registration statement.

      (2)  That, for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4)  For purposes of determining any liability under the Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act which is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II–2

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3, and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, May 25, 2001.

MATRIX PHARMACEUTICAL, INC.
By	/s/ MICHAEL D. CASEY Michael D. Casey President and Chief Executive Officer

POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Michael D. Casey and David W. Pritchard and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ MICHAEL D. CASEY Michael D. Casey	Chairman, President and Chief Executive Officer (Principal Executive Officer)	May 25, 2001
/s/ DAVID W. PRITCHARD David W. Pritchard	Senior Vice President, and Chief Financial Officer (Principal Financial Officer)	May 25, 2001
/s/ ERIC K. BRANDT Eric K. Brandt	Director	May 25, 2001
/s/ STEPHEN B. HOWELL, M.D. Stephen B. Howell, M.D.	Director	May 25, 2001
Marvin E. Jaffe, M.D.	Director

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/s/ BRADLEY G. LORIMIER Bradley G. Lorimier	Director	May 25, 2001
/s/ JULIUS L. PERICOLA Julius L. Pericola	Director	May 25, 2001

II–4

EXHIBIT INDEX

Exhibit Number		Description of Document
4.1	(1)	Specimen Common Stock Certificate.
4.2	(2)	Rights Agreement between the Company and the First National Bank of Boston dated May 18, 1995.
5.1		Opinion of Pillsbury Winthrop LLP regarding the legality of the securities being registered.
12.1		Computation of Ratio of Earnings to Fixed Charges.
23.1		Consent of independent public accountants.
23.2		Consent of Pillsbury Winthrop LLP (included in its opinion filed as Exhibit 5.1 to this registration statement).
24.1		Power of Attorney (see page II-3).

1.
Incorporated by reference to Exhibit No. 4.3 to the Company's Amendment No. 1 to the Registration Statement on Form S-1 dated January 23, 1992.

2.
Incorporated by reference to Exhibit No. 1 to the Company's Registration Statement on Form 8-A dated May 17,1995.

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QuickLinks

GENERAL DESCRIPTION OF SECURITIES AND RISK FACTORS
DESCRIPTION OF OUR COMMON STOCK
DESCRIPTION OF OUR PREFERRED STOCK
DESCRIPTION OF THE WARRANTS TO PURCHASE OUR COMMON STOCK OR OUR PREFERRED STOCK
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
ADDITIONAL OR UPDATED RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION
WHERE YOU CAN FIND MORE INFORMATION
USE OF PROCEEDS
INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
TABLE OF CONTENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX